                                                                    EXHIBIT 99.1
[ISG LOGO]



FOR IMMEDIATE RELEASE

INTERNATIONAL STEEL GROUP ANNOUNCES SECOND-QUARTER RESULTS

     -    SECOND-QUARTER NET INCOME RISES TO $94.1 MILLION OR $0.92 PER SHARE
     - NET INCOME IMPROVES 33% OVER FIRST QUARTER 2004 AS AVERAGE SALES PER TON SHIPPED IMPROVES ON STRONG MARKET CONDITIONS

Results Summary
(dollars in millions, except per share data)

                                       First
                                      Quarter         Second Quarter               First Half
                                     ---------    ----------------------     ----------------------
                                        2004         2004         2003          2004         2003
                                     ---------    ---------    ---------     ---------    ---------
Shipments (000 tons)                     3,862        3,814        2,662         7,676        3,989
Net sales                            $ 1,770.3    $ 2,083.8    $ 1,005.1     $ 3,854.1    $ 1,466.8
Average net sales per ton shipped    $     458    $     546    $     378     $     502    $     368
Operating income (loss)                   86.5        129.5        (32.6)        216.0        (34.6)
Net income (loss)                         70.9         94.1        (27.5)        165.0        (29.8)
Diluted EPS                          $    0.68    $    0.92    $   (0.37)    $    1.62    $   (0.41)


RICHFIELD, Ohio, July 29, 2004 - International Steel Group Inc. (NYSE: ISG) today reported second quarter 2004 net income of $94.1 million, or $0.92 per diluted share, and net income of $165.0 million, or $1.62 per diluted share, for the first half 2004. Cost of sales for the first quarter and first half 2004 includes substantial LIFO provisions principally attributable to significant increases in the cost and the quantities of purchased coke that we expect to consume in the second half of 2004. The Company reported a net loss of $27.5 million for the second quarter 2003 and a net loss of $29.8 million for the first half 2003. However, comparisons to 2003 are not meaningful because the acquisition of Bethlehem Steel Corporation's assets in May 2003 more than doubled the size of ISG and significantly improved its product and customer mix.

    Second quarter 2004 net income of $94.1 million was 33% higher than the $70.9 million in the first quarter 2004.

    Net sales were $2,083.8 million in the second quarter, an increase of $313.5 million, or 18%, from the first quarter 2004. The average selling price per ton shipped increased to $546 in the second quarter 2004 from $458 in the first quarter as strong global demand for steel continues. Shipments were about the same and Weirton, which was acquired during May 2004, accounted for about 5% of second quarter shipments.

    Operating income improved by about 50% from $86.5 million in the first quarter 2004 to $129.5 million in the second quarter 2004.

    The tables below show shipments by product and certain other data for the periods shown. Pro forma information reflects the acquisitions of the Bethlehem and Weirton assets as if they had occurred on January 1, 2003.


                                                                  Actual
                                          ----------------------------------------------------------
                                          First Quarter    Second Quarter           First Half
                                          -------------    --------------           ----------
                                              2004        2004        2003        2004        2003
                                              ----        ----        ----        ----        ----
Shipments
   Hot Rolled                                    42%         41%         49%          41%         53%
   Cold Rolled                                   20          19          17           20          20
   Coated                                        22          22          19           22          17
   Plate                                         10          10           8           10           5
   Tin Plate                                      3           5           3            4           2
   Rail and other                                 3           3           4            3           3
                                            -------     -------     -------      -------     -------
                                                100%        100%        100%         100%        100%
                                            =======     =======     =======      =======     =======

Net sales (dollars in millions)            $1,770.3    $2,083.8    $1,005.1     $3,854.1    $1,466.8
Average net sales per ton shipped          $    458    $    546    $    378     $    502    $    368
Shipments (tons in thousands)                 3,862       3,814       2,662        7,676       3,989
Raw steel production (tons in thousands)      4,048       4,333       2,590        8,381       3,942
Net income (loss) (dollars in millions)    $   70.9    $   94.1    $  (27.5)    $  165.0    $  (29.8)
Diluted income (loss) per common share     $   0.68    $   0.92    $  (0.37)    $   1.62    $  (0.41)



                                                                 Pro forma
                                         -----------------------------------------------------------
                                         First Quarter    Second Quarter             First Half
                                         -------------  -------------------      -------------------
                                              2004        2004        2003        2004        2003
                                              ----        ----        ----        ----        ----
Shipments
   Hot Rolled                                    43%         43%         43%          43%         41%
   Cold Rolled                                   18          18          16           18          18
   Coated                                        21          21          21           21          21
   Plate                                          8           9           8            9           8
   Tin Plate                                      7           6           8            6           9
   Rail and other                                 3           3           4            3           3
                                            -------     -------     -------      -------     -------
                                                100%        100%        100%         100%        100%
                                            =======     =======     =======      =======     =======

Net sales (dollars in millions)            $2,066.9    $2,243.9    $1,579.3     $4,310.8    $3,208.5
Average net sales per ton shipped          $    464    $    551    $    404     $    505    $    414
Shipments (tons in thousands)                 4,457       4,071       3,913        8,529       7,741
Raw steel production (tons in thousands)      4,435       4,557       3,968        9,091       8,163
Net income (dollars in millions)           $   78.8    $  119.4    $   28.4     $  198.2    $   54.4
Diluted income per common share            $   0.76    $   1.17    $   0.35     $   1.94    $   0.68

COST OF SALES
-------------
   Cost of sales for the second quarter were 89% of sales compared to 90% in the first quarter 2004. During 2004, the cost of raw materials such as coke, scrap and iron ore have increased significantly. Price increases in the form of raw material cost surcharges offset these cost increases. Employment costs also were higher as a 3% wage increase for our employees represented by the USWA was effective at the beginning of the second quarter and variable compensation including profit sharing and contribution to the USWA VEBA was higher in the second quarter. The significant increases in raw material costs increased our second quarter LIFO provision to $183 million from $103 million in the first quarter 2004. We bought significant amounts of coke in the international markets during the second quarter that will be consumed in the second half of 2004.

FINANCING EXPENSE
-----------------
    Second quarter interest expense was higher than in the first quarter 2004 because of higher average debt outstanding, including the $600 million 6.5% Senior Notes due 2014 issued in April 2004. We also wrote off $10.6 million of deferred financing fees related to debt repaid with proceeds from the Senior Notes.

ESTIMATED EFFECTIVE TAX RATE
----------------------------
    Because we have previously recorded a full valuation allowance for our net deferred tax asset, our provision for income taxes typically will reflect the amounts we expect to pay or recover for the year plus certain allowable deferred taxes. Our estimated effective income tax rate for 2004 is now about 9% compared to a normally expected rate of about 40% for federal and state income taxes. The expected additional 2004 pretax income from Weirton caused the effective tax rate to increase to our current estimate of about 9% from the 7% used in the first quarter 2004. As a result, the effective tax rate for the second quarter 2004 is about 10% in order to bring the first half 2004 effective tax rate to the 9% full year rate.

LIQUIDITY AND CASH FLOW FROM OPERATIONS
---------------------------------------
    We define liquidity as our cash position and remaining availability under our revolving credit facility. At June 30, 2004, we had liquidity of $559.7 million consisting of cash of $362.2 million and available borrowing capacity of $197.5 million under our $350.0 million revolving credit facility. As of December 31, 2003, we had liquidity of $432.7 million.

    Cash provided by operating activities for the first half 2004 was $209.9 million. Receivables were higher as a result of higher sales in the current period. Inventory quantities increased during the first half of 2004, particularly coke purchased in international markets for use in the second half 2004, and the higher unit costs were included in cost of sales as a result of the LIFO method of accounting for most of our inventories. We also made cash advances to secure certain coke in the international market, increasing our prepaid and other current assets during the first half 2004. Higher prices for raw materials also resulted in higher accounts payable at June 30, 2004.

ACQUISITIONS AND CAPITAL EXPENDITURES
-------------------------------------
    In the second quarter 2004, we acquired substantially all of the assets of Weirton Steel Corporation and Georgetown Steel Corporation for a total of $187 million.

    We made capital expenditures and other investments of $86 million in the first half 2004. We anticipate making capital expenditures in 2004 of about $340 million of which about $110 million is for strategic purposes excluding any future potential acquisitions and the acquisition of the hot briquetted iron facility (see below). Proceeds from asset sales were $12.1 million in the first half 2004 and we expect proceeds of about $40 million in the remainder of 2004.

FINANCINGS
----------
    On April 14, 2004, ISG issued $600 million aggregate principal amount of 6.5% Senior Notes due 2014 that were sold at 99.096% of par resulting in an effective yield to maturity of 6.625%. Certain proceeds were used to repay outstanding debt totaling $323.1 million. The remaining funds will be used to paydown other debt, for strategic investments and for general corporate purposes.

    We are currently in discussions with our lenders to replace our current credit facilities with a new arrangement that provides more liquidity and fewer covenants. We expect to complete these discussions prior to year-end.

ACQUISITION IN TRINIDAD
-----------------------
    On July 23, 2004, we acquired a hot briquetted iron facility in Port of Spain, Trinidad and Tobago for about $18 million cash, including payment at closing of certain assumed liabilities. We expect the facility to begin production in the fourth quarter 2004.

OUTLOOK FOR THE THIRD QUARTER 2004
----------------------------------
    With the acquisition of Weirton completed in the second quarter, we expect shipments to increase about 300,000 tons in the third quarter. Average selling prices are expected to increase about $50 per ton as announced increases in base prices and raw material surcharges take effect. Production costs are expected to increase as scrap and other metallic cost increases are expected to be greater than the decline in coke costs. The markets for steel remain strong and we expect income from operations to increase about 50% in the third quarter.

CONFERENCE CALL ON THE WEB
--------------------------
    A live Internet broadcast of ISG's conference call on second-quarter results can be accessed at 2:00 p.m. Eastern time on Thursday, July 29, 2004, on the Company's website, www.intlsteel.com. An archived replay of the call will be available on the website.

ABOUT INTERNATIONAL STEEL GROUP INC.
------------------------------------
    International Steel Group Inc. is one of the largest steel producers in North America. It produces a variety of steel products including hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, wire rod and rail products and semi-finished shapes to serve the automotive, construction, pipe and tube, appliance, container and machinery markets. For additional information on ISG, visit www.intlsteel.com.

FORWARD-LOOKING STATEMENTS
--------------------------
    Statements in this release that are not historical facts, including statements accompanied by words such as "will," "believe," "expect," "estimate," or similar terms, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. These statements contain time-sensitive information that reflects management's best analysis only as of the date of this release. ISG does not undertake any ongoing obligation, other than that imposed by law, to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Factors that may cause actual results and performance to differ materially from those in the forward-looking statements include, but are not limited to, negative overall economic conditions or conditions in the markets served; competition within the steel industry; changes in U.S. or foreign trade policy affecting steel imports or exports; changes in foreign currencies affecting the strength of the U.S. dollar; actions by domestic and foreign competitors; the inability to achieve the Company's anticipated growth objectives; changes in availability or cost of raw materials, energy or other supplies; labor issues affecting the Company's workforce or the steel industry generally; and the inability to implement the Company's operating culture and philosophy at acquired facilities. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in ISG's filings with the Securities and Exchange Commission.
                                      # # #

Contact: Leonard M. Anthony
Chief Financial Officer
International Steel Group Inc.
330/659-9100

INTERNATIONAL STEEL GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND PER TON DATA)

                                                           First
                                                          Quarter         Second Quarter               First Half
                                                         ---------    ----------------------     ----------------------
                                                            2004         2004         2003          2004         2003
                                                         ---------    ---------    ---------     ---------    ---------
Net sales                                                $ 1,770.3    $ 2,083.8    $ 1,005.1     $ 3,854.1    $ 1,466.8
Costs and expenses:
         Cost of sales                                     1,600.0      1,860.7        982.4       3,460.7      1,433.9
         Marketing, administrative and other expenses         55.0         61.1         39.4         116.1         43.8
         Depreciation and amortization                        28.8         32.5         15.9          61.3         23.7
                                                         ---------    ---------    ---------     ---------    ---------
Total costs and expenses                                   1,683.8      1,954.3      1,037.7       3,638.1      1,501.4
                                                         ---------    ---------    ---------     ---------    ---------

Operating income (loss)                                       86.5        129.5        (32.6)        216.0        (34.6)
Interest and other financing expense, net                     10.4         24.5         13.1          34.9         15.0
                                                         ---------    ---------    ---------     ---------    ---------
Income before taxes on income                                 76.1        105.0        (45.7)        181.1        (49.6)
Provision (benefit) for income taxes                           5.2         10.9        (18.2)         16.1        (19.8)
                                                         ---------    ---------    ---------     ---------    ---------
Net income (loss)                                        $    70.9    $    94.1    $   (27.5)    $   165.0    $   (29.8)
                                                         =========    =========    =========     =========    =========

Income (loss) per share
         Basic                                           $    0.73    $    0.96    $   (0.37)    $    1.69    $   (0.41)
                                                         =========    =========    =========     =========    =========
         Diluted                                         $    0.68    $    0.92    $   (0.37)    $    1.62    $   (0.41)
                                                         =========    =========    =========     =========    =========

Other information:
         Shipments (tons in thousands)                       3,862        3,814        2,662         7,676        3,989
         Raw steel production (tons in thousands)            4,048        4,333        2,590         8,381        3,942
         Operating income (loss) per ton shipped         $      22    $      34    $     (12)    $      28    $      (9)
         Average sales per ton shipped                   $     458    $     546    $     378     $     502    $     368

INTERNATIONAL STEEL GROUP INC.
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

                                                        June 30,    December 31,
                                                      ----------- ----------------
                         Assets                           2004         2003
----------------------------------------------------  ----------- ----------------
Current assets:                                       (unaudited)
     Cash and cash equivalents                          $  362.2     $  193.6
     Receivables, less allowances of $51.9 and $36.6       786.2        553.9
     Inventories                                           987.5        866.8
     Assets held for sale                                   58.1         68.6
     Prepaid and other current assets                       89.0         24.5
                                                        --------     --------
         Total current assets                            2,283.0      1,707.4

Property, plant and equipment, at cost                   1,117.0        948.3
Less: accumulated depreciation and amortization           (147.4)       (86.4)
                                                        --------     --------
     Property, plant and equipment, net                    969.6        861.9
Investments in joint ventures                               34.7         27.0
Other assets                                                78.3         38.7
                                                        --------     --------
            Total assets                                $3,365.6     $2,635.0
                                                        ========     ========

           Liabilities and Stockholders' Equity
----------------------------------------------------
Current liabilities:
     Current portion of debt and capital leases         $   58.2     $   46.8
     Accounts payable                                      612.1        427.9
     Accrued compensation and benefits                     244.9        212.9
     Other current liabilities                             210.8        143.9
                                                        --------     --------
         Total current liabilities                       1,126.0        831.5

Long term liabilities:
     Debt                                                  637.6        362.8
     Capital leases                                        180.1        212.7
     Accrued environmental                                 181.0        161.2
     Pensions and other retiree benefits                   119.4        101.0
     Other obligations                                      13.7         16.6
                                                        --------     --------
         Total liabilities                               2,257.8      1,685.8

Stockholders' equity:
     Preferred stock                                         -            -
     Common stock                                            1.0          1.0
     Additional paid-in-capital                            973.9        972.2
     Retained earnings (deficit)                           136.0        (29.0)
     Accumulated other comprehensive (loss) income          (3.1)         5.0
                                                        --------     --------
         Total stockholders' equity                      1,107.8        949.2
                                                        --------     --------
         Total liabilities and stockholders' equity     $3,365.6     $2,635.0
                                                        ========     ========

INTERNATIONAL STEEL GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

                                                                               First Half
                                                                           -------------------
                                                                             2004        2003
                                                                           -------     -------
Cash flows from operating activities:
     Net income (loss)                                                     $ 165.0     $ (29.8)
     Adjustments for items not affecting cash from operating activities
         Depreciation and amortization                                        61.3        23.7
         Deferred income taxes                                               (18.8)          -
         Other                                                                14.6        (1.1)
     Changes in working capital and other items:
         Receivables                                                        (147.0)       35.4
         Inventories                                                         (35.9)      119.3
         Prepaids and other current assets                                   (62.1)       (0.6)
         Accounts payable                                                    150.9       (40.9)
         Income taxes                                                         76.4       (49.0)
         Accrued compensation and benefits                                    (1.6)       50.2
         Other                                                                 7.1        72.6
                                                                           -------     -------
            Net cash provided by operating activities                        209.9       179.8
                                                                           -------     -------

Cash flows from investing activities:
     Capital expenditures and investments                                    (86.0)      (33.3)
     Acquisitions, net of cash received                                     (187.0)     (742.2)
     Proceeds from asset sales                                                12.1        13.6
                                                                           -------     -------
            Net cash used in investing activities                           (260.9)     (761.9)
                                                                           -------     -------

Cash flows from financing activities:
     Borrowings under revolving credit facility                                  -       864.6
     Payments under revolving credit facility                                    -      (925.3)
     Proceeds from debt                                                      594.6       650.0
     Payments on debt                                                       (347.8)      (18.8)
     Payments on capital leases                                              (17.8)      (10.3)
     Issuance of common stock, net                                             1.8       156.7
     Deferred financing fees                                                 (11.2)      (18.1)
                                                                           -------     -------
            Net cash provided by financing activities                        219.6       698.8
                                                                           -------     -------
            Increase in cash and cash equivalents                            168.6       116.7
Cash and cash equivalents - beginning of period                              193.6         9.8
                                                                           -------     -------
Cash and cash equivalents - end of period                                    362.2       126.5
                                                                           =======     =======

Other information:
     Interest paid                                                         $  14.7     $   4.8
     Interest capitalized                                                      0.2         0.1
     Income taxes (received) paid                                            (39.6)       29.3
     Capital lease obligation incurred                                         3.9           -